Exhibit 99.1

Contact:	Michael Polzin
	(847) 914-2925	http://news.walgreens.com
WALGREEN CO. PROPOSES TO ACQUIRE LONGS DRUG STORES CORP.
FOR $75 PER SHARE IN CASH TRANSACTION
•	Approximate $3 Billion Proposal is Superior to Pending CVS/Caremark Agreement
•	Acquisition Strengthens Walgreens Presence in Attractive Growth Markets
•	Company Working with Lubert-Adler Management Company, LP and Klaff Realty, LP to Address any Potential Store Sales in Connection with Transaction
DEERFIELD, Ill., Sept. 12, 2008 — Walgreens (NYSE, NASDAQ: WAG) today proposed to acquire all of the outstanding shares of Longs Drug Stores Corporation (NYSE: LDG) for $75 per share in cash for a total purchase price of approximately $3 billion including the assumption of debt. The offer, which is subject to standard regulatory approvals and the completion of due diligence, represents a $3.50 per share premium over the cash purchase price to be paid to Longs shareholders under the proposed acquisition by CVS/Caremark Corporation (NYSE: CVS) announced on Aug. 12.
As a result of this transaction, Walgreens would acquire Longs’ retail drugstores in California, Hawaii, Nevada and Arizona, as well as its RxAmerica, LLC subsidiary, which offers prescription benefits management (PBM) services.
The combination would provide substantial strategic and financial benefits, including strengthening Walgreens ability to serve customers in fast growing markets and broaden its presence in the highly attractive Hawaii market.
“We believe the combination of Walgreens and Longs is a highly compelling transaction that is superior to the pending transaction with CVS/Caremark, accelerates Walgreens expansion into high growth markets and delivers meaningful cost synergies,” said Walgreens Chairman and CEO Jeffrey A. Rein.

“We’ve completed six significant acquisitions in just over two years and have a proven track record of integrating companies to benefit our customers and employees. We look forward to Longs’ careful consideration of our offer and an open dialogue with its board of directors to complete this transaction.”
Walgreens is working with Lubert-Adler Management Company, LP and Klaff Realty, LP to address any potential store sales in connection with the transaction.
Goldman, Sachs & Co. is serving as financial advisor to Walgreens on this transaction, and Weil, Gotshal and Manges LLP is serving as its legal advisor.
Text of the letter sent to the board of directors of Longs follows:
September 12, 2008
Board of Directors
Longs Drug Stores Corporation
c/o Warren Bryant
Chairman, President and Chief Executive Officer
141 North Civic Drive
Walnut Creek, CA 94596
Dear Members of the Board of Directors:
On behalf of Walgreen Co. (“Walgreens”), we are pleased to submit a proposal to acquire all of the outstanding common stock of Longs Drug Stores Corporation (“Longs”). We have carefully studied the proposed merger between Longs and CVS Caremark Corporation (“CVS”) and believe that our proposal is superior to the pending transaction with CVS.
We propose to acquire all of Longs outstanding shares of common stock at a price of $75.00 per share in cash. This price represents a $3.50 per share premium to the purchase price to be paid to your stockholders pursuant to the announced merger between Longs and CVS (the “CVS Transaction”) and a premium of approximately 39% to Longs closing stock price on August 12, 2008, the last trading day prior to the announcement of the CVS transaction. We are prepared to agree to terms and conditions that are at least as favorable to Longs stockholders as those in the Agreement and Plan of Merger, dated August 12, 2008 (the “Merger Agreement”), with CVS. In addition to our offer price of $75.00 per share, we are prepared to pay the $115 million Termination Fee set forth in the Merger Agreement, if applicable.
We are confident that we will obtain all government approvals necessary for the transaction, including antitrust approval. In order to address any concerns, however, we would be willing to modify Section 9.02 of the Merger Agreement to provide an affirmative obligation for Walgreens to take those steps required to be taken to secure the necessary regulatory approvals to the extent that such steps involved assets of Longs representing no more than 40% of Longs’ consolidated operating profit for the twelve-month period ending January 31, 2008. In addition, we have been working with real estate investors, Lubert-Adler Management Company, L.P. and Klaff Realty, LP, to address any potential store sales that may be necessary in connection with the potential transaction.

As you are aware, Walgreens has had long-standing, sincere interest in Longs. Walgreens has great respect for your company and its employees and believes there is significant strategic merit to a transaction. In our prior discussions, we expressed a willingness to offer up to $70.00 per share in cash for all of the outstanding shares of common stock of Longs, which was subject to our receipt of customary due diligence materials. As you know, we were never provided with the due diligence materials.
Our proposal is subject to completion of due diligence by Walgreens and the real estate investors, satisfaction of customary closing conditions (which already are set forth in the Merger Agreement) and termination of the Merger Agreement in accordance with its terms. We will be able to complete our diligence review promptly so that upon termination of your Merger Agreement, we can quickly execute a new merger agreement. Furthermore, we have secured all internal approvals necessary for this proposal, including Board approval, and will have the necessary financing to consummate the proposed transaction without a financing contingency.
We are confident that after you have considered our proposal you will agree that its terms are substantially more attractive to your stockholders than the CVS transaction. We believe that our proposal is a “Superior Proposal,” as defined in the Merger Agreement, and at a minimum, our proposal represents a “bona fide Acquisition Proposal” that “will lead to a Superior Proposal” under the terms of the Merger Agreement. Given that, we expect that you will provide us with access to due diligence materials and meet with us regarding our proposal as soon as possible.
It was necessary to communicate our proposal to you by letter because of the provisions of the Merger Agreement. Given the importance of our proposal to our respective stockholders, we have determined to make this letter public. We would unquestionably prefer to work directly with you to complete a negotiated transaction that would produce substantial benefits for our respective stockholders. We are prepared, however, to take our transaction directly to your stockholders.
This letter constitutes a bona-fide, non-binding expression of interest on the part of Walgreens. This letter does not create or constitute any legally binding obligation, liability or commitment by Walgreens or any of our affiliates regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Longs and Walgreens.
We have engaged Goldman, Sachs & Co. and Weil, Gotshal & Manges LLP to advise us in this transaction. We are ready to begin our due diligence immediately and are prepared to move forward expeditiously and devote our full efforts and resources to promptly complete a transaction.

Our proposal presents a compelling opportunity for Longs stockholders, and we look forward to hearing from you as soon as possible.
Sincerely,
/s/Jeffrey A. Rein
Jeffrey A. Rein
Chairman and CEO, Walgreen Co.
This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference. In addition, there are certain risks and uncertainties relating to the proposed transaction that may impact forward-looking statements, including, but not limited to, consummation of the proposed transaction, satisfaction of the conditions to closing the proposed transaction, the ability to realize the anticipated benefits and cost synergies and the performance of Walgreens following consummation of the proposed transaction.
Walgreens is the nation’s largest drugstore chain with fiscal 2008 sales of $59 billion. The company operates 6,443 drugstores in 49 states, the District of Columbia and Puerto Rico. Walgreens provides the most convenient access to consumer goods and cost-effective health care services in America through its retail drugstores, Walgreens Health Services division and Walgreens Health and Wellness division. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., Walgreens Specialty Pharmacy LLC and SeniorMed LLC (a pharmacy provider to long-term care facilities). Walgreens Health and Wellness division includes Take Care Health Systems, which is comprised of: Take Care Consumer Solutions, managers of 220 convenient care clinics at Walgreens drugstores, and Take Care Employer Solutions, managers of worksite-based health and wellness services at 364 employer campuses.
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